Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-226022) of Greenlight Capital Re, Ltd. and in the related Prospectus of our report dated February 27, 2019, with respect to the financial statements (not presented separately herein) of Solasglas Investments, LP (an equity method investee of Greenlight Capital Re, Ltd.), included in this Annual Report (Form 10-K) for the period from September 1, 2018 (commencement of operations) to December 31, 2018.

/s/ Ernst & Young Ltd.
Grand Cayman, Cayman Islands
February 27, 2019